Exhibit 99.1

NEWS RELEASE

PATINA NET INCOME RISES 66%

DENVER, COLORADO – OCTOBER 27, 2004 – PATINA OIL & GAS CORPORATION (NYSE:POG) today reported results for the third quarter of 2004. Production rose 19% from the prior year period. Revenues climbed 39% to $138.0 million as net income increased 66% to $41.4 million. Net income per share jumped 59% to $0.59 ($0.54 fully diluted). Cash flow from operations, before changes in working capital, rose 32% to $89.0 million. The increases were due to continuing production growth, higher realized prices and the benefit of an acquisition made in late 2003. The results were achieved despite $42.5 million ($26.3 million after-tax) of hedging losses during the quarter which sharply limited the benefit of high commodity prices.

Production in the quarter averaged 325.6 MMcfe a day, comprised of 18,004 barrels of oil and 217.6 MMcf of gas. Volume growth was achieved primarily through development drilling, refracs and the contribution of certain Mid Continent and San Juan properties acquired in October 2003. Wellhead prices after hedging averaged $4.55 per Mcfe, 18% above the prior year period. Realized prices averaged $26.90 per barrel and $4.58 per Mcf, increases of 6% and 24%, respectively. Hedging reduced average prices by $15.72 per barrel and $0.82 per Mcf or $1.42 per Mcfe in the quarter.

Development expenditures of $67.3 million in the period were funded with 76% of internal cash flow. In Wattenberg, development projects continued to yield outstanding results. Approximately $29.9 million was spent in the Field to drill or deepen 29 wells, execute 33 Niobrara completions, and perform 81 Codell refracs and trifracs as well as two recompletions. In the Mid Continent, an additional $26.9 million was spent to drill 63 wells and perform six recompletions and two refracs. A further $4.1 million was spent to drill two wells and perform four recompletes in the San Juan and $6.4 million was spent to drill or deepen 25 wells and perform 17 recompletions in the Central division. On October 1st, the Company acquired approximately 17 Bcfe of proved reserves in the Wattenberg Field for $15.4 million and 3 Bcfe of proved reserves in Kansas for $2.4 million. Based on recent drilling and recompletion results, the Company indicated that it has increased its 2004 development budget by $20 million to a total of $230 million.

Updating certain recently released operational information, the Company indicated that substantial progress had been made in the Texas Panhandle just in the last ten days. The recently drilled Byers 2306, the initial test on the 10,000 acre Billy Rose block, is flowing approximately 1 MMcf a day from its second primary target zone at approximately 12,350 feet. Commercial production from a slightly deeper zone had been previously established. It is believed the two zones would produce at a combined rate of 1.5 MMcfe a day (900 Mcfe net) if commingled. However, current plans are to test a third zone. Three miles away, just to the south of the Billy Rose block, production has been established by the Company in the Hefley 1-13 from a shallow Granite Wash zone at approximately 5,600 feet. The well is producing 170 barrels of oil and 400 Mcf of gas a day or 1.4 MMcfe (1.1 MMcfe net). Based on these results, the Company expects to begin both a shallow (5,000’ - 8,000’) and an intermediate depth (12,000’ - 13,000’) Granite Wash development program across the Billy Rose block before year-end. Finally, the Company announced that it had spud its initial well on 20 acre spacing in the Buffalo Wallow field. The well is being drilled on an exception location basis. Down-spacing of the overall field has been applied for and a ruling is expected within 60 days.

Since year-end, $95.0 million of bank debt has been repaid. The repayments were made despite a $25.7 million increase in margin deposits related to hedging. A total of $35.6 million of margin deposits were held by counterparties at quarter-end. At September 30th, outstanding debt stood at $321.0 million and stockholders’ equity totaled $321.5 million. Reported equity reflected the deduction of $187.8 million in Accumulated Other Comprehensive Income related to the after-tax value of outstanding hedges. Based on current commodity prices and exclusive of any significant acquisitions or equity repurchases, debt should approximate $300.0 million at year-end and the Company would be virtually debt free within 15 months.

Commenting, Thomas J. Edelman, Patina’s Chairman said, “We remain exceptionally pleased with the Company’s operational and financial results. We continue to aggressively pursue further development in Wattenberg, where additional reserve potential has been identified in the course of the past six months through refinement of completion techniques and the recent focus on the Niobrara formation. Drilling in the Mid Continent, primarily to the Granite Wash, has also yielded exceptional returns. Recent results there suggest the potential for substantial reserve additions through down-spacing, exploitation of our growing acreage position and further consolidation. In summary, our large inventory of high return development projects, the ongoing refinement of our operational and technical expertise, particularly in the Mid Continent, and some of the highest margins in our history lead us to believe the Company will report outstanding results for the remainder of 2004 and into 2005.”

The Company plans to host a conference call on Thursday, October 28, 2004, beginning at 2:00 p.m. (EDT) to discuss third quarter results. To participate, please dial (800) 406-5345. A replay of the call will be available beginning Friday, October 29, 2004 for a period of 30 days. The replay can be accessed by dialing (888) 203-1112 and giving the access code 828090.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

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Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	% Change	2004	2003	% Change	2004	2003
Revenues
Oil and gas sales		$136,280	$97,848		$392,052	$278,329
Deferred compensation asset gain		131	407		1,353	1,141
Gain on sale of oil and gas properties		554	—		7,938	—
Other		1,050	925		3,001	2,094

	39%	138,015	99,180	44%	404,344	281,564

Expenses
Lease operating expenses		17,681	14,420		50,970	39,066
Production taxes		12,597	7,155		34,354	20,047
Exploration		671	618		1,309	2,788

Gross margin	39%	107,066	76,987	45%	317,711	219,663

General and administrative		6,281	4,355		17,504	13,037
Interest and other		3,076	1,742		9,366	5,843
Deferred compensation adjustment		(498)	5,966		12,959	15,885
Depletion, depreciation and amortization		31,365	24,571		90,874	68,928

Pre-tax income	66%	66,842	40,353	61%	187,008	115,970

Provision for income taxes
Current		9,525	5,750		26,649	16,526
Deferred		15,875	9,584		44,414	27,543

		25,400	15,334		71,063	44,069
Net income before cumulative effect of change in accounting principle	66%	$41,442	$25,019	61%	$115,945	$71,901

Cumulative effect of change in accounting principle		—	—		—	(2,613)

Net income	66%	$41,442	$25,019	67%	$115,945	$69,288

Net income per share before cumulative effect of change in accounting principle
Basic	59%	$0.59	$0.37	56%	$1.65	$1.06

Diluted	54%	$0.54	$0.35	57%	$1.58	$1.01

Net income per share
Basic	59%	$0.59	$0.37	62%	$1.65	$1.02

Diluted	54%	$0.54	$0.35	63%	$1.58	$0.97

Weighted average shares outstanding
Basic		70,606	67,814		70,098	68,006

Diluted		76,037	71,372		73,228	71,114

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

Summary Balance Sheet		September 30, 2004	September 30, 2003
Total assets	57%	$1,368,311	$869,142
Total debt	46%	$321,000	$220,000
Stockholders’ equity	-1%	$321,519	$325,443

		Three Months Ended September 30,			Nine Months Ended September 30,
Summary Operational Data	% Change	2004	2003	% Change	2004	2003
Oil production (Bbl per day)	14%	18,004	15,777	18%	17,839	15,118
Gas production (Mcf per day)	21%	217,582	179,880	25%	211,332	169,628
Total production (Mcfe per day)	19%	325,606	274,541	22%	318,369	260,333
Average oil price (per Bbl)	6%	$26.90	$25.45	3%	$26.61	$25.88
Average gas price (per Mcf)	24%	$4.58	$3.68	22%	$4.52	$3.70
Average price per Mcfe	18%	$4.55	$3.87	15%	$4.49	$3.92

Summary Cash Flow
Net income	66%	$41,442	$25,019	67%	$115,945	$69,288
Cumulative effect of change in accounting principle		—	—		—	2,613
Depletion, depreciation and amortization		31,365	24,571		90,874	68,928
Deferred compensation adjustments		(629)	5,559		11,606	14,744
Gain on sale of oil and gas properties		(554)	—		(7,938)	—
Exploration and other		1,340	752		2,814	3,190
Stock option tax benefit		180	2,203		10,111	6,860
Deferred tax provision		15,875	9,584		44,414	27,543

Cash flow before changes in working capital (1)	32%	89,019	67,688	39%	267,826	193,166
Changes in working capital		25,128	5,196		(5,041)	(6,617)

Cash flow provided by operations	57%	$114,147	$72,884	41%	$262,785	$186,549

Adjusted weighted average shares outstanding-diluted (2)		76,037	74,090		75,426	73,810

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$41,442	$25,019		$115,945	$69,288
Deferred compensation adjustments		(629)	5,559		11,606	14,744
Provision for income taxes at 38%		239	(2,112)		(4,410)	(5,603)

Non-cash deferred compensation adjustments, net of tax		$(390)	$3,447		$7,196	$9,141
Net income before deferred compensation adjustments	44%	41,052	28,466	57%	123,141	78,429

Adjusted weighted average shares outstanding (2)
Basic		72,704	70,532		72,296	70,702

Diluted		76,037	74,090		75,426	73,810

Net income per share before deferred compensation adjustments (3)
Basic	40%	$0.56	$0.40	54%	$1.70	$1.11

Diluted	41%	$0.54	$0.38	54%	$1.63	$1.06

(1)    Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions. Cash flow before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow provided by operations or net income, each as defined under GAAP. Cash flow before changes in working capital should also not be considered as being comparable to any similarly titled measures of other companies.

(2) Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding - Basic		70,606	67,814		70,098	68,006
Weighted Average Shares Held in Deferred Compensation Plan		2,098	2,718		2,198	2,696

Adjusted Weighted Average Shares Outstanding - Basic		72,704	70,532		72,296	70,702

Weighted Average Shares Outstanding - Diluted		76,037	71,372		73,228	71,114
Weighted Average Shares Held in Deferred Compensation Plan		—	2,718		2,198	2,696

Adjusted Weighted Average Shares Outstanding - Diluted		76,037	74,090		75,426	73,810

(3)	Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if anti-dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.